UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Warner Bros. Discovery, Inc.

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Paramount Skydance Corporation

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Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: December 8, 2025

The following is a transcript of an interview given by David Ellison, the Chairman and CEO of Paramount Skydance Corporation, on CBNC on December 8, 2025.

CNBC Transcript: Paramount Skydance Chairman & CEO David Ellison Speaks with CNBC’s David Faber on “Squawk on the Street” Today

DAVID FABER: Welcome back to “Squawk on the Street.” I’m David Faber. And I am here now with David Ellison, the chairman and CEO of Paramount, which this morning has launched a $30 all cash tender offer to acquire Warner Bros. Discovery. A company that I believe you bid, at the last count, six times for.

DAVID ELLISON: Correct.

FABER: But did not come up with the prize that you sought, hence this morning’s news. David, why are you doing this?

ELLISON: So, look, we’re really here to finish what we started. Like, just to kind of take you through the road in terms of how we got here. On December 1st, we made an offer to acquire Warner Bros. Discovery to their board, had a conversation with David Zaslav. He came back with a bunch of issues. We then, on December 4th, sent in a bid that addressed every single one of them that is superior to the bid that they signed up. Our offer is $30 a share, all cash, $41 billion in equity that’s backstopped by the Ellison family and RedBird, $54 billion in debt with commitments from Citi, Bank of America and Apollo. We have faster regulatory certainty to close and our deal is pro-consumer. It’s pro-creative talent. It’s pro-competition. And we believe that when you actually to further contextualize the our $30 in cash, or, sorry, $30 a share is basically $17.6 billion in cash, more than the $23 a share that they signed up. We will—

FABER: Right. Well, you’re not obviously paying, you’re paying for global networks. Their deal doesn’t involve paying for global networks, which were traded, it’s a public company. Which, by the way, also figures very prominently here in trying to determine what the overall value of the respective deals are, because they’re a $27.75, including obviously the stock portion of their deal.

ELLISON: Correct.

FABER: But it also includes, well what’s global networks. Is it a $2 stock. Is it a $4 stock. What do you see? Because that can go a long way in terms of at least determining why the board may have said, no, we think Netflix is superior.

ELLISON: So, respectfully, we think that basically that’s valued at $1 a share. I think if you look—

FABER: Why $1?

ELLISON: So, if you look at Versant and where the median of all of this is, it’s about four and a half times. You have to get to five times equity value or more to basically get to the, you know, kind of $3 plus that you’re claiming. But again, I think the most important thing to go back here is, look, we’re sitting on Wall Street where cash is still king. We are offering shareholders $17.6 billion more cash than the deal that they currently have signed up with Netflix. And we believe when they see what is currently in our offer, that that’s what they’ll vote for.

FABER: Were you told during the process that cash is king?

ELLISON: Yes, absolutely. What we were told repeatedly was that they wanted all cash. We delivered all cash. We were, we were asked if they wanted it to be fully backstopped by the Ellison family and RedBird. We delivered it fully backstopped by the Ellison family and RedBird. And when you look at the scale of the companies, right, look at the scale of Netflix, 310 million global subscribers. When you combine the number one streamer with the number three streamer, that creates a company that has unprecedented market power north of 400 million subscribers. The next largest competitor is Disney, with just under 200 million. That’s bad for Hollywood. That’s bad for the creative community. That’s bad for consumers. And look at how the market is reacting to this deal. We are literally seeing talent talking about the death of movie theaters. We’ve all heard Ted Sarandos’ comments about how he feels about the theatrical experience. And you’ve also seen, you know, and our deal is also offering more cash for shareholders.

FABER: Now, you’ve made that point. And, obviously, it is offering more cash. So, if they said cash is king and then they were willing to take stock, obviously only 14 or 15 percent of the overall consideration that Netflix is offering. Nonetheless, do you feel as though you were disadvantaged in this process? And if you were, what can you cite to prove, in fact, that somehow you were not on a level playing field in having your offer considered with their offer?

ELLISON: So, I do think there is an inherent bias towards us. If you look at it, we, fundamentally—

FABER: Towards them. An inherent bias towards them.

ELLISON: Correct.

FABER: Yes.

ELLISON: We put the company in play.

FABER: Yes.

ELLISON: We, you know, which, again, we don’t think was particularly taken well.

FABER: No, I think that actually starts you off on a potentially bad foot when you’re making an unsolicited bid for a company.

ELLISON: But look at what we did with our last offer. We literally submitted $30 a share in cash. Never got a phone call. Never got a single markup of basically our merger agreement. Never got a response. And that’s why we’re here today. We’re here to finish, to make sure that we can take directly to shareholders the offer that we sent to the board.

FABER: So you never got a response from that last—

ELLISON: Not one time.

FABER: And did you indicate that that was best and final at the time, or perhaps say that it wasn’t?

ELLISON: No. So, actually, the last communication that I had with David Zaslav is I made it incredibly clear in text message, this is all going to be public for everybody to see, that we addressed all of the issues that they asked for, and very specifically that our offer was not best and final. And so, when we literally delivered a $30 per share all cash offer, we never heard back.

FABER: You never, you never heard back from them at all. You know, a lot of this goes back, of course, and you mentioned it already, to the perceived risks of antitrust rejection. Certainly on the Netflix side. It’s still an issue as well for every deal, including your own perhaps, state A.G.s and the like. It comes back to Donald Trump oftentimes because of sort of his unique place in this administration. And he even indicated yesterday at the Kennedy Center he would be involved in this decision. Have you gotten any assurances from him in the sense of your own deal would pass antitrust muster and/or that Netflix’s transaction would not?

ELLISON: So, David, I think you have to look at this basically on the merits, right? We are trying to combine the number four streamer with the number five streamer. When you put Paramount and HBO Max together, you get round numbers, 200 million subscribers. That creates a streaming service that is competitive with Disney. When you put number one and number three together, you are handing Netflix unprecedented market power, which is anti-competitive in every single measure, every single metric you can measure. And we think that is bad. Again, it’s bad for the consumer. It’s bad for the creative community. This deal, if it is allowed to move forward, will actually be the death of the theatrical movie business in Hollywood. We’re sitting here today trying to save it.

FABER: Understood. It’s going to be a little while. This is going to be a fight that stretches, perhaps until the shareholder vote, until shareholders are heard from, unless their voices are heard prior and Warner Bros. makes a different decision. I am curious, though. You know, you’re going to war here, so to speak, with Netflix, an incredibly well-endowed company that has the ability, it would seem, to choose to raise its offer even more. Why bother when they conceivably could simply come back and raise their offer if they need to?

ELLISON: So, again, I think when you actually look at what the highest offer that is currently on the table, $30 in cash, the last time I checked, beats $23 in cash. And that’s $17.6 billion in cash more so, as we’ve said. We believe we have the superior offer. We’re taking that directly to shareholders. And we think that’s what they’re going to vote for.

FABER: I know, but that’s not a fair comparison. I mean there is stock. Netflix stock is worth right, it’s in, within the collar, it’s worth at least 3.50 a share to the deal. I mean saying our cash versus theirs doesn’t seem a fair comparison, David.

ELLISON: So, respectfully, I disagree. I mean, look, I mean, look, those shareholders can basically go buy Netflix cash on the, sorry, Netflix stock in the open market if they want to, and they’re going to be sitting there with a linear stub that’s valued at $1 a share, which is a business that’s in secular decline that without the synergies that’s basically created by our deal, they will ultimately be holding something that is not worth anything. By every metric you can look at, we believe that our offer is superior to shareholders.

FABER: Right, and again, we’re going to get a lot of debate around the value of that stub, because even though it’s an incremental, let’s call it difference of a $2 it can go to the to the value judgment. Let me ask you about Paramount though, if in fact, you are successful here. You’re taking on a lot of debt, right? I mean, it’s and you’re diluting your own shareholders significantly through an inclusion of what $41 billion in equity. Isn’t that correct?

ELLISON: Yeah. But look one, we’re the largest shareholder of the, of basically the Paramount Class B common stock.

FABER: We being?

ELLISON: We being the Ellison family, we will also be the largest investor in this deal. We’re literally sitting here today because we are fighting for our shareholders, and we’re also fighting for the shareholders of Warner Bros. Discovery. And from that standpoint, this deal is accretive to our shareholders. You know, when you look at what the combined business would be with the synergies that you put through it, round numbers, $70 billion in top line revenue, we get to $16 billion in EBITDA very quickly, and it generates $10 billion in cash flow. What we’re creating by putting these two companies together is a real competitor to Netflix, a real competitor to Amazon, a real competitor to Disney, not something that is so anti-competitive. There will be no more competition in Hollywood if this deal is allowed to come to pass.

FABER: Is it an existential issue for you though, if you don’t succeed here, David?

ELLISON: Look, as we’ve said in our on our earnings call, we believe in our standalone business. We have a great plan. But very simply, we made the highest offer for the company, $30 in cash is more than $23.

FABER: Right, but when it comes to Paramount itself, if you aren’t successful here, you have confidence that you still have the scale? I mean, we’ve had this conversation before.

ELLISON: Yeah, yeah.

FABER: I would assume that you’re going to try and figure something else out because there is a sense that you don’t have the scale to compete in this world.

ELLISON: As we’ve said, we can absolutely this is a buy versus build. We absolutely have a path to be able to build. But again, we actually sit here today having put forth the most value for shareholders for Warner Bros. Discovery, we believe that they need to be able to evaluate that offer, and that’s why we’re taking it directly to the shareholders.

FABER: I asked you about the President, but I’d love to come back to that. I mean, do you sense that he is in your corner here?

ELLISON: What I would say is I’m incredibly grateful for the relationship that I have with the President, and I also believe he believes in competition. And when you fundamentally look at the marketplace, allowing the number one streaming service to combine with the number three streaming service is anti-competitive, and this whole notion of category ambiguity, forgive me, David, you’ve been doing this a long time.

FABER: Yes, I have.

ELLISON: Like I don’t, I don’t buy it.

FABER: You don’t buy it. In other words, their argument, John Malone made this argument with me. It’s not about streamers, it’s about TikTok and Instagram and YouTube.

ELLISON: I’m sorry this is that’s that’s, let’s follow that analogy for a second, right? Okay, that’s like saying Coke can buy Pepsi, that they’re both beverages because Budweiser is a substitute for Coke. That’s not a realistic argument. Now let’s actually look at it from the talent community, the greatest showrunners in the world. David Benioff is not going to take the next Game of Thrones to basically TikTok or to Instagram. They’re going to take it to Netflix. They’re going to take it to Amazon. They’re going to take it to Apple, they’re going to take it to HBO Max. They’re going to take it to Paramount Plus. That’s not actually how the ecosystem works. If this deal is allowed to come to pass, it is anti-competitive, and it is a horrible deal for Hollywood. And as someone who spent the last 15 years of my life producing movies and television shows, this is an industry that I love, this is an existential moment for our business, and we believe that what we are offering is better for Hollywood. It’s better for the customers and it’s pro-competitive.

FABER: You know, I wonder we were having this conversation on the desk a moment ago. It may be better for Hollywood than Netflix owning it, but will it be better in and of itself? I mean, you’re talking about huge cost synergies, for example. It’s not clear or can you make it clear that, in fact, Hollywood will actually benefit, and there won’t be reductions overall still in the amount of productions and jobs.

ELLISON: Absolutely it will be beneficial for Hollywood. I mean, one, everyone loves to contextualize the six legacy studios, right? But I think when you have to look at the new entries that have come into the place, Apple is now in the business, Netflix is now in the business, Amazon is now in the business. What we are, what we are buying by our basically acquisition of Warner Bros. Discovery is we are accelerating our path to scale. What Netflix is buying is unprecedented market power that will kill competition in the industry. What we are doing will create another scaled, healthy buyer for the creative community and for talent. We’ll put 30 movies a year in theaters, exclusively.

FABER: 30 movies, I mean, because right now at Paramount, you’re nowhere near—

ELLISON: But look at what we’re doing at Paramount. When we bought the company, eight movies a year. We’re going to release 15 movies a year, next year, and we’re going to grow that. We’ve said it publicly, that we want to grow it to 20. We believe that the number one way in the movie business to create valuable intellectual property is to release movies in theaters, not at home. We deeply believe in that experience. And when you think about the generational heirlooms that have been passed down from generation to generation that are that’s filmed entertainment, those are movies that you saw in the theater.

FABER: You know, the news business comes up for a moment here. I mean, you’re going to own linear cable assets, obviously, CNN amongst them, if you are successful here. Thank you for the mention of Versant, by the way, and in a favorable light, but the business is in steep decline. There’s no way around that. Why do you want to own these assets given what are significant reductions? I think the plan that even came from Warner Bros. in the discussion with you talks about what 60% percent top line reduction over at least two years.

ELLISON: Absolutely so the reason why we believe basically in this combination is very simply, by putting the creative content engines of the companies together, we believe we can win in content. We’d have an IP portfolio that’s competitive with Disney by putting Paramount and Warner Bros. together. It accelerates our north star goal of getting to scale and streaming, and we get to basically round numbers, 200 million subscribers as a result of this, which, again, from a competitive standpoint, is over 100 million below Netflix and Amazon. And then when you look at the linear portfolio, there are significant synergies. And when you look at what we can do with CBS, which is a crown jewel asset, and again, all linear is not equivalent, right? I mean, broadcast is an incredibly stable, healthy business. Cable is in secular decline, by the way, being replaced by streaming. Back to your why I don’t buy the category ambiguity conversation.

FABER: Right.

ELLISON: But basically, when we can combine it with our portfolio, we believe we can bend the linear curve, have that linear business be incredibly cash flow generative, which we can then take and invest into more content to grow the growth areas of our business, which is the movies we’re going to make, the streaming series we’re going to make, the sports we’re going to invest in. And again, this creates a scaled competitor, not something that is so anti-competitive. It’ll be the end of the industry, as we know it.

FABER: Why not just let the process run out and sit around and wait if you’re really so confident that Netflix can’t get antitrust?

ELLISON: So I think if you look at basically how long it’ll take them to go through antitrust and the $5.8 billion break fee—

FABER: Reverse break fee.

ELLISON: Yeah, yeah, but basically, if you think about that, if this takes two years, and I think, and you’ve seen reports on this, that this has basically been a defensive move by Netflix, and if they actually slow down our scale for the next two years, that’s a win for them. That, by nature, is anti-competitive.

FABER: Right, a couple of real quick things before we wrap up. I mean, CNN, I assume you would combine the news gathering operation with CBS’s, if, in fact, you did own that asset.

ELLISON: Yeah. So look, we’ve been really clear since by the last time we’re here, what we want to do with news, which is, we want to build a scaled news service that is basically, fundamentally in the trust business, that is in the truth business, and that speaks to the 70% of Americans that are in the middle. And we believe that by doing so that is for us, kind of doing well while doing good. And we believe in that business model, and we believe it’s essential.

FABER: And do you, do you think the President embraces the idea of you being the owner of CNN, given his criticism, obviously, for that network in the past?

ELLISON: By the way, we’ve had great conversations with the President about this, but I think, what, but I don’t want to speak for him in any way, shape or form.

FABER: Mid east investors have figured into some of the reporting here. Are they a part of that $41 billion in equity?

ELLISON: Look, we absolutely have strategic partners in this deal, but I want to be really clear, the last deal that we submitted was fully backstop the equity by the Ellison family and RedBird. There has never been a financing condition in any deal that we submitted to the board of Warner Bros. Discovery, and we are standing behind them.

FABER: So when I hear from the other side that they were uncertain as to who potentially to come after in terms of the entities that were submitting the bid, if, in fact, you didn’t close, that was an argument that I’ve heard. What’s your response?

ELLISON: It just happens to be categorically false. Again, this is all now public. The last offer that we submitted to the board the equity $41 billion was fully backstopped by the Ellison family and RedBird Capital Partners. We had debt commitments from Bank of America, Citi and Apollo for the full $54 billion so the notion of that claim is just categorically false. It’s fiction.

FABER: And does it go back to then your contention that somehow you didn’t get a fair shake?

ELLISON: Well, I think when you actually look at this on the merits, it’s what we, it’s what it’s what I started with, $30 a share in cash is more than $23. This is a better deal for shareholders, and it also has a clear path to close. Very simply, our deal basically, is more value, it’s more certainty, and it’s more speed to close, and we think that’s what shareholders are going to vote on.

FABER: We got an opening bell that you and I can hear as well. I want to continue briefly for a bit more if we can. David, you know what happens from here? What are your expectations now that you’re obviously going to be speaking directly to shareholders as to what may happen?

ELLISON: Well, I mean, I think when shareholders actually see the offer that we put on the table. I mean, look, we still haven’t gotten a response from the Warner board for the $30 in cash that we offered, and that’s the highest offer that’s currently on the table. And we again, as we said, we believe that’s what shareholders are going to pay.

FABER: You know, again, coming back to this highest offer on the table. I mean, they would argue that $27.75, which it’s currently worth right now, because the stock is staying in the collar, plus, what their argument would be is, let’s call it three bucks for global networks, equals a higher number than your number.

ELLISON: It’s, again, I think, if you actually look at that, and if you, if you look at the math and the amount of debt, I mean, basically on what we could extrapolate from the information we looked at, that linear business is going to have $15 billion of debt on it. It’s an entirely a cable portfolio that is in secular decline, and every single day it’s worth less money than it is right now. Our deal basically provides a significant amount of synergies and sports rights that will be able to obviously perfect protect those linear properties, having that sit out there on their own, again, I think it’s gonna be worth a lot less than people are claiming.

FABER: David, what do you think if you’re correct, and again, this is yet to be determined, but if you’re correct that you were somehow disadvantaged in this process after starting it in an unsolicited fashion and making bid after bid after bid, why, why do you think if you’re correct in that assumption that that was the case?

ELLISON: Again, let’s just, let’s just go back to the facts right? The day before the deal was announced, we submitted a bid to the Warner Bros., to Warner Bros., that was $30 a share, all cash that delivered the 100% cash that they asked for, that delivered higher value, that delivered basically regulatory, you know, obviously faster path to regulatory certainty, and we never heard back. We’re here to finish the process.

FABER: Right, no, I know that. The reason I’m asking you never heard back. Do you think, why? Why, why in your you have to have thought about this. Why are we somehow being disadvantaged? What’s the answer?

ELLISON: Look, we’ve been asking ourselves that same question, which is why we’re taking this directly to shareholders.

FABER: So you don’t know the answer.

ELLISON: Look, we do believe that there has been an inherent bias in this process, because, again, to make a $30 all cash offer and to literally text the CEO that our offer is not best and final, and then to not hear back. What do you think the answer is?

FABER: But you know, I’ve been trying to understand it as well and trying to fully understand how many board members because they have a lot of very talented board members at this company were completely informed of everything that had occurred. And I’ve heard the idea that somehow you were told that your deal wasn’t perfected. Is that correct?

ELLISON: So by the way, we’ve heard that but, but again, it just, it has no basis in reality. It’s why I keep going back to the $41 billion in equity was fully backstopped by the Ellison family and RedBird.

FABER: Is your father selling Oracle stock, by the way, to finance that, or just margining it? How is that actually working?

ELLISON: So, so we obviously have investors that we’re partnering with as well. But again, we’re fully, we have all the capital necessary to complete this transaction.

FABER: Well, when you say that, though, is there, is there a way that they could perhaps doubt that, because it doesn’t involve selling stock and actually having the money on hand?

ELLISON: David, come on, please. Like, I think, I think kind of calling that into question is, is I don’t think there’s any merit to that.

FABER: No, I think, I think that’s a fair point on your part, but they might ask it. I mean, you know, maybe they already have.

ELLISON: Again, the equity was fully backstopped.

FABER: David, you know, it’s going to be an interesting fight, obviously, as it stretches out conceivably, over these next few months. And we certainly appreciate your taking time. I guess you’re going to continue to communicate, and or your team will continue to communicate the merits of your deal. Do you ever see raising your offer overall?

ELLISON: Again right now, I think our offer is currently the highest on the table, and we’re still waiting to hear back from that offer. David, appreciate you taking the time.

FABER: Thank you.

ELLISON: Thank you.

Cautionary Note Regarding Forward-Looking Statements

This communication contains both historical and forward-looking statements, including statements related to Paramount’s future financial results and performance, potential achievements, anticipated reporting segments and industry changes and developments. All statements that are not statements of historical fact are, or may be deemed to be, “forward-looking statements”. Similarly, statements that describe Paramount’s objectives, plans or goals are or may be forward-looking statements. 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(the “Tender Offer”) to purchase for cash all of the outstanding Series A common stock of WBD or any discussions between Paramount and WBD with respect to a possible transaction (including, without limitation, by means of the Tender Offer, the “Potential Transaction”), including the possibility that the Tender Offer will not be successful, that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the Potential Transaction or the previously announced transaction between Warner Bros. and Netflix Inc. (“Netflix”) pursuant to the Agreement and Plan of Merger, dated December 4, 2025, among Netflix, Nightingale Sub, Inc., Warner Bros. and New Topco 25, Inc. (the “Proposed Netflix Transaction”), including the receipt of any required stockholder and regulatory approvals for either transaction, the proposed financing for the Potential Transaction, the indebtedness Paramount expects to incur in connection with the Potential Transaction and the total indebtedness of the combined companies, the possibility that Paramount may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate the operations of WBD with those of Paramount, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the Potential Transaction; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries, including cost increases; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to make investments in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and content; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; content infringement; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally, including tariffs and other changes in trade policies; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; the risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; volatility in the prices of Paramount’s Class B Common Stock; potential conflicts of interest arising from Paramount’s ownership structure with a controlling stockholder; and other factors described in Paramount’s news releases and filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Paramount’s most recent Annual Report on Form 10-K and Paramount’s reports on Form 10-Q and Form 8-K. 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Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell securities. This communication relates to a proposal that Paramount has made for an acquisition of WBD and the Tender Offer that Paramount, through Prince Sub Inc., its wholly owned subsidiary, has made to WBD stockholders. The Tender Offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, the letter of transmittal and other related offer documents), filed with the SEC on December 8, 2025. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the offer. Subject to future developments, Paramount (and, if a negotiated transaction is agreed, WBD) may file additional documents with the SEC. This communication is not a substitute for any proxy statement, tender offer statement, or other document Paramount and/or WBD may file with the SEC in connection with the proposed transaction.

Investors and security holders of WBD are urged to read the tender offer statement(s) (including the offer to purchase, the letter of transmittal and other related offer documents), and any other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of WBD. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Paramount through the website maintained by the SEC at http://www.sec.gov.

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